Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement No. 333-141861 of AMREP Corporation on Form S-3 and in Registration Statement Nos. 333-213712 and 333-141344 of AMREP Corporation on Form S-8 of our report dated July 21, 2022, with respect to our audits of the consolidated financial statements of AMREP Corporation as of April 30, 2022 and 2021 and for the years ended April 30, 2022 and 2021, which report is included in this Annual Report on Form 10-K of AMREP Corporation for the year ended April 30, 2022.

/s/ Marcum LLP

Marcum LLP

Philadelphia, Pennsylvania

July 21, 2022